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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (i) Registration Statement No. 33-34196 of Nord Resources Corporation on Form S-8, (ii) Post-Effective Amendment No. 1 to Registration Statement No. 33-25569 of Nord Resources Corporation on Form S-8/S-3, and (iii) Registration Statement No. 33-54600 of Nord Resources Corporation on Form S-8 of our report on the consolidated financial statements of Nord Resources Corporation and Subsidiaries dated April 10, 1998, (which disclaims an opinion on the Company's consolidated financial statements for 1997, 1996 and 1995 because of an uncertainty relating to the ability of the Company to continue as a going concern and the inability of other auditors to express an opinion on the financial statements of the Rutile Segment) appearing in the Annual Report on Form 10-K of Nord Resources Corporation for the year ended December 31, 1997.



DELOITTE & TOUCHE LLP

Phoenix, Arizona
April 14, 1998